Exhibit 99.1

Aon Reports Third Quarter and Nine Months 2004 Results; Provides Detail on Contingent Commissions

CHICAGO, IL — October 28, 2004 - Aon Corporation (NYSE: AOC) today reported third quarter and nine months 2004 results.

Third Quarter and Nine Months Review

Net income per share for the third quarter was $0.36 for both 2004 and 2003.  Net income from continuing operations was $121 million or $0.36 per share compared to $143 million or $0.45 per share a year ago.

For the first nine months, net income per share for 2004 and 2003 was $1.40 and $1.30, respectively.  Net income from continuing operations and the related per share amounts for nine months increased to $493 million or $1.48 from $460 million or $1.45.

Patrick G. Ryan, Aon’s Chairman and CEO stated, “Our continued progress in improving our financial discipline is masked by our current revenue results.  During the quarter, negative organic revenue growth in our brokerage segment caused deterioration of its margin.  Consulting and Insurance Underwriting results were in line with our expectations, with margins improving nicely in both segments.  As previously announced, during the quarter we signed a definitive agreement to sell a majority interest in our Cambridge Integrated Services claims business.  We expect to complete this sale within the coming weeks.”

Recent Industry Developments

Commenting on recent industry developments, Mr. Ryan said, “While recent allegations concerning our industry are extremely troubling, at Aon we have always been committed to our core values of integrity and acting in our clients’ best interest.   As the second largest insurance broker in the world, Aon is committed to playing a leading role in restoring the credibility of the industry.  We are in the process of terminating contingent commission arrangements, and we will work with clients, insurance carriers and regulators to implement a new business model which ensures that we are appropriately compensated, while maintaining full transparency and the trust of our clients.”

On October 22, 2004, Aon announced that it is terminating contingent commissions from underwriters.  The following table provides information regarding revenue recorded as compensation for services to underwriters, including contingent commissions, for the nine months ended September 30, 2004.

	Risk &	% of		% of
	Insurance	Segment		Segment		% of Aon
($ millions)	Brokerage	Revenue	Consulting	Revenue	Total	Revenue
Contingent Commissions	$100	2.4%	$17	1.9%	$117	1.6%
Other Compensation for Services to Underwriters *	91	2.1%	–	–	91	1.2%

*Includes compensation for activities in which we act as the agent for carriers such as affinity program management, managing general underwriting and wholesale brokerage. Also includes compensation for specific services as is custom in certain markets outside the United States.

Third Quarter and Nine Months Segment Review

This press release contains references to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations. Please see additional information below regarding organic revenue growth.  Prior period segment results were reclassified in conjunction with certain non-core businesses being placed into discontinued operations.

Risk and Insurance Brokerage Services reported revenue was $1.3 billion for both the current and prior year quarters, with organic revenue growth of negative 3%.

Pretax income for the quarter was $144 million compared to $192 million in 2003 and the pretax margin was 10.7% versus 14.2% a year ago.  Third quarter 2004 pretax income and margin comparisons versus the prior year were adversely influenced by lower revenue in the retail, reinsurance and claims services businesses.  Expenses were up 2% on an organic basis driven primarily by increased pension costs in our major plans.  Third quarter 2003 results were adversely impacted by a $7 million stock-based incentive adjustment.

Nine months pretax income declined 1% to $600 million and the pretax margin declined 60 basis points to 14.2%.

Consulting revenue rose 6% to $300 million during the quarter.  Organic revenue growth for the segment was 2%.   Benefits, compensation, management and communications consulting achieved 4% organic revenue growth, while outsourcing revenues declined 3% on an organic basis.

Pretax income increased 45% in the quarter to $29 million and the pretax margin grew to 9.7% from 7.0% in 2003.  The pretax margin increase was driven by improved results in international consulting, human resource outsourcing, and the inclusion in third quarter 2003 of a $3 million stock-based incentive adjustment.

Nine months pretax income rose 32% to $83 million and the pretax margin increased 180 basis points to 9.2%.

Insurance Underwriting revenue increased 5% to $779 million, with segment organic revenue growth of negative 1% during the quarter.  Reported revenue in the quarter was $26 million lower as a result of a book of U.K. specialty A&H business that was placed in run-off.  This was largely offset by a $23 million increase in reported revenue due to reinsurance program changes for a specialty A&H line.

Pretax income rose 16% to $67 million in the quarter.  Pretax margins were 8.6% for 2004 and 7.8% for 2003.  Third quarter 2003 results in the select property and casualty portfolio included a $21 million pretax loss from the run-off of National Program Services, Inc. business with no comparable amount in 2004.  In the balance of the specialty property and casualty business, profitability was lower due to reduced retentions and the discontinuance of certain programs.

Nine months pretax income was $193 million compared with $185 million in 2003, and the pretax margin was 8.2% versus 8.6% a year ago.

Corporate and Other segment revenue was a negative $6 million in the quarter compared to a positive $14 million in 2003.  Third quarter 2004 results included a pretax loss of  $13 million ($0.02 per share) related to the quarterly revaluation of Endurance warrants compared to a $2 million loss in the prior year.    For the third quarter, Endurance equity earnings were $4 million in 2004 and $8 million in 2003.

The pretax loss in the quarter was $52 million compared with a loss of $28 million a year ago.  Interest expense in the quarter benefited from lower levels of debt offset by a $14 million increase in pretax interest expense from the reclassification of the trust preferred after tax minority interest (as of first quarter 2004 under the adoption of FIN 46).  Prior periods were not restated.

The pretax loss for nine months was $106 million compared to a loss of $84 million in 2003.  Nine months 2003 results included a $46 million pretax ($0.09 per share) World Trade Center unusual charge.

Financial Condition

Total debt and preferred stock decreased $272 million to $2.0 billion (including $65 million in short-term borrowings) at September 30, 2004 from September 30, 2003.  Total debt and preferred stock as a percentage of total capital was reduced to 29% from 34% over the same period.  Stockholders’ equity increased to $4.9 billion.  Compared to June 30, 2004, total debt and preferred stock decreased $94 million.

Approximately 90% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities.  More than 96% of the fixed income securities were rated investment grade.

Discontinued Operations

The third quarter after-tax gain from discontinued operations was $1 million in 2004 and a loss of $28 million ($0.09 per share) in 2003.  During third quarter 2004, a non-core brokerage unit was reclassified to discontinued operations.  The net loss in the quarter attributable to this discontinued business was $3 million after tax ($0.01 per share) for 2004 with a $1 million loss in 2003.  Revenues for this unit were $1 million in each of the comparable periods.

Other Items

Third quarter and nine months 2004 dilutive net income per share calculations include approximately 14 million and 9 million additional shares, respectively, for the potential conversion of the 3½% Senior Convertible Debentures.  This diluted third quarter and nine months earnings by approximately $0.01 and $0.03 per share, respectively.  Approximately $1 million and $3 million of after-tax interest expense from the assumed conversion of this convertible debt was added back to net income to calculate earnings per share in third quarter and nine months 2004, respectively.

After netting the effect of currency hedges, the positive impact of foreign exchange was approximately $0.02 per share for both third quarter 2004 and 2003.

Future Outlook

Mr. Ryan said, “Aon employees around the world have been working diligently to serve our clients and policyholders, improve our financial discipline, and deliver the results our shareholders expect and deserve.  During the course of this year, we established certain financial goals, including attaining earnings per share from continuing operations of $2.20 or greater.  While softening market conditions are increasingly favorable to our clients, our revenue growth has not been what we anticipated. This reality, coupled with the impact of recent industry developments (including our decision to terminate contingent commission arrangements), leads us to withdraw our prior guidance relating to the $2.20 earnings per share objective.  We remain committed to improving our margins and returns to our shareholders.   We believe that today’s environment presents an unprecedented opportunity for Aon to gain market share due to our client-focused approach, our global network and our broad and deep resources.  Our most immediate priority will be to ensure the confidence of clients and investors in the integrity and ethics of our industry.”

The Company will host an audio webcast on Friday, October 29 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 51,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth that management believes is an important measure to evaluate new business production from existing operations.  We also believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they do not make identical adjustments.

###

Investor Contact:	Craig Streem
Vice President, Investor Relations
312-381-3983

Media Contact:	Gary Sullivan
Senior Vice President, Corporate Communications
312-381-2467

Aon Corporation

Consolidated Summary of Operations

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2004	Sept. 30, 2003 (1)	Percent Change	Sept. 30, 2004	Sept. 30, 2003 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,657	$1,638	1%	$5,207	$4,977	5%
Premiums and other	693	673	3	2,101	1,940	8
Investment income	52	57	(9)	202	225	(10)
Total revenue	2,402	2,368	1	7,510	7,142	5

Expenses
General expenses	1,787	1,718	4	5,442	5,164	5
Benefits to policyholders	379	367	3	1,154	1,037	11
Interest expense (2)	32	24	33	101	79	28
Amortization of intangible assets	16	17	(6)	43	43	—
Unusual charges - World Trade Center	—	—	—	—	46	(100)
Total expenses	2,214	2,126	4	6,740	6,369	6

Income from continuing operations before income tax and minority interest	188	242	(22)	770	773	—
Provision for income tax (36% in 2004 and 37% in 2003)	67	90	(26)	277	286	(3)
Income from continuing operations before minority interest	121	152	(20)	493	487	1
Minority interest - 8.205% trust preferred capital securities (2)	—	(9)	N/A	—	(27)	N/A
Income from continuing operations	121	143	(15)	493	460	7

Income (loss) from discontinued operations, net of tax	1	(28)	N/A	(28)	(47)	N/A

Net income	$122	$115	6%	$465	$413	13%
Preferred stock dividends	(1)	(1)	—	(2)	(2)	—
Net income available for common stockholders	$121	$114	6%	$463	$411	13%

Basic net income per share:
Income from continuing operations	$0.38	$0.45	(16)%	$1.54	$1.45	6%
Discontinued operations	—	(0.09)	N/A	(0.09)	(0.15)	N/A
Net income	$0.38	$0.36	6%	$1.45	$1.30	12%

Dilutive net income per share:
Income from continuing operations	$0.36	$0.45	(20)%	$1.48	$1.45	2%
Discontinued operations	—	(0.09)	N/A	(0.08)	(0.15)	N/A
Net income	$0.36	$0.36	—%	$1.40	$1.30	8%

Dilutive average common and common equivalent shares outstanding (3)	337.4	318.6		332.0	317.3

(1)  Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)  Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable.  Beginning in 2004, no after-tax interest on the capital securities will be reported; however, pretax interest expense on the notes payable of $14 million and $43 million for third quarter and nine months ended September 30, 2004, respectively, is reported as part of interest expense.

(3)  The dilutive net income per share calculation for third quarter and nine months 2004 includes 14 million and 9 million additional shares, respectively, for the potential conversion of the 3.5% Senior Convertible Debentures.  In addition, the net income used in the calculation includes approximately $1 million and $3 million of after-tax interest expense from the assumed conversion of this debt for the third quarter and nine months ended September 30, 2004, respectively.

Aon Corporation

Segments - Third Quarter Continuing Operations

	Third Quarter Ended
(millions)	Sept. 30, 2004	Sept. 30, 2003 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$558	$561	(1)%	—%	—%	—%	(1)%
Risk management and insurance brokerage - International	512	478	7	8	1	1	(3)
Reinsurance brokerage and related services	219	225	(3)	4	—	(2)	(5)
Claims services	55	85	(35)	—	(25)	5	(15)
Total risk and insurance brokerage services	1,344	1,349	—	3	(1)	1	(3)
Consulting
Benefits, compensation, management and communications consulting	229	214	7	3	1	(1)	4
Human resource outsourcing	71	70	1	3	—	1	(3)
Total consulting	300	284	6	3	1	—	2
Insurance underwriting
Accident & health and life	423	416	2	4	—	2	(4)
Warranty, credit and property & casualty	356	326	9	3	—	5	1
Total insurance underwriting	779	742	5	3	—	3	(1)

Corporate and other	(6)	14	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(15)	(21)	N/A	N/A	N/A	N/A	N/A
Total	$2,402	$2,368	1%	3%	(1)%	1%	(2)%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$25	$15	67%
Consulting	1	—	N/A
Insurance underwriting, including deposit-type contracts	32	28	14
Corporate and other	(6)	14	N/A
Total	$52	$57	(9)%

Income (loss) from continuing operations before income tax and minority interest
Risk and insurance brokerage services	$144	$192	(25)%
Consulting	29	20	45
Insurance underwriting	67	58	16
Corporate and other	(52)	(28)	N/A
Total	$188	$242	(22)%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	10.7%	14.2%
Consulting	9.7%	7.0%
Insurance underwriting	8.6%	7.8%
Total	7.8%	10.2%

(1)  Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)  Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)  Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Segments - Year-to-date Continuing Operations

	Nine Months Ended
(millions)	Sept. 30, 2004	Sept. 30, 2003 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$1,686	$1,656	2%	1%	—%	—%	1%
Risk management and insurance brokerage - International	1,719	1,509	14	10	1	1	2
Reinsurance brokerage and related services	662	681	(3)	5	—	(3)	(5)
Claims services	173	261	(34)	—	(25)	4	(13)
Total risk and insurance brokerage services	4,240	4,107	3	5	(1)	(1)	—
Consulting
Benefits, compensation, management and communications consulting	684	647	6	4	—	1	1
Human resource outsourcing	222	209	6	3	4	(1)	—
Total consulting	906	856	6	4	1	—	1
Insurance underwriting
Accident & health and life	1,289	1,192	8	4	—	9	(5)
Warranty, credit and property & casualty	1,076	951	13	4	—	1	8
Total insurance underwriting	2,365	2,143	10	4	—	5	1

Corporate and other	48	85	(44)	N/A	N/A	N/A	N/A

Intersegment revenues	(49)	(49)	N/A	N/A	N/A	N/A	N/A
Total	$7,510	$7,142	5%	4%	—%	1%	—%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$57	$53	8%
Consulting	2	1	100
Insurance underwriting, including deposit-type contracts	95	86	10
Corporate and other	48	85	(44)
Total	$202	$225	(10)%

Income (loss) from continuing operations before income tax and minority interest
Risk and insurance brokerage services	$600	$609	(1)%
Consulting	83	63	32
Insurance underwriting	193	185	4
Corporate and other	(106)	(84)	N/A
Total	$770	$773	—%

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	14.2%	14.8%
Consulting	9.2%	7.4%
Insurance underwriting	8.2%	8.6%
Total	10.3%	10.8%

(1)  Certain amounts relating to discontinued operations have been reclassified to conform to the 2004 presentation.

(2)  Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only,and unusual items.

(3)  Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Corporate and Other - Continuing Operations

	Third Quarter Ended				Nine Months Ended
(millions)	Sept. 30, 2004	Sept. 30, 2003	Percent Change		Sept. 30, 2004	Sept. 30, 2003	Percent Change
Revenue
Income (loss) from marketable equity securities and other investments (1)	$(7)	$12	N/A	%	$36	$101	(64)%
Limited partnership investments	—	1	(100)		6	1	500
Net gain (loss) on disposals and related expenses (2)	1	1	—		6	(17)	N/A
Total revenue	(6)	14	N/A		48	85	(44)

Expenses
General expenses	14	18	(22)		53	44	20
Interest expense (3)	32	24	33		101	79	28
Unusual charges - World Trade Center	—	—	—		—	46	(100)
Total expenses	46	42	10		154	169	(9)

Loss before income tax	$(52)	$(28)	N/A	%	$(106)	$(84)	N/A %

Notes:

	Third Quarter Ended				Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Percent Change		Sept. 30, 2004	Sept. 30, 2003	Percent Change
(1) Includes (millions):
Income (loss) from Endurance warrants	$(13)	$(2)	N/A	%	$(9)	$64	N/A	%
Equity earnings - Endurance	4	8	(50)		38	28	36
Total	$(9)	$6	N/A	%	$29	$92	(68)%

(2) Includes (millions):
Gain on sale of Endurance stock	$—	$—	—%		$11	$—	N/A	%
Impairment writedowns	—	(1)	N/A		(2)	(34)	N/A

(3)  Upon the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate its trust preferred capital securities, which was offset by an increase in notes payable. Interest expense for third quarter and nine months 2004 includes $14 million and $43 million, respectively, on these notes payable.

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2003					2004
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Brokerage commissions and fees	$1,652	$1,687	$1,638	$1,820	$6,797	$1,791	$1,759	$3,550
Premiums and other	632	635	673	669	2,609	692	716	1,408
Investment income	79	89	57	87	312	81	69	150
Total revenue	2,363	2,411	2,368	2,576	9,718	2,564	2,544	5,108

Expenses
General expenses	1,671	1,775	1,718	1,849	7,013	1,834	1,821	3,655
Benefits to policyholders	345	325	367	390	1,427	383	392	775
Interest expense	28	27	24	22	101	34	35	69
Amortization of intangible assets	12	14	17	17	60	13	14	27
Unusual charges (credits) - World Trade Center	37	9	—	(60)	(14)	—	—	—
Total expenses	2,093	2,150	2,126	2,218	8,587	2,264	2,262	4,526

Income from continuing operations before income tax and minority interest	270	261	242	358	1,131	300	282	582
Provision for income tax	100	96	90	133	419	108	102	210
Income from continuing operations before minority interest	170	165	152	225	712	192	180	372
Minority interest - 8.205% trust preferred capital securities	(9)	(9)	(9)	(9)	(36)	—	—	—
Income from continuing operations	161	156	143	216	676	192	180	372

Loss from discontinued operations, net of tax	(9)	(10)	(28)	(1)	(48)	(22)	(7)	(29)

Net income	$152	$146	$115	$215	$628	$170	$173	$343
Preferred stock dividends	(1)	—	(1)	(1)	(3)	(1)	—	(1)
Net income available for common stockholders	$151	$146	$114	$214	$625	$169	$173	$342

Basic net income per share:
Income from continuing operations	$0.51	$0.49	$0.45	$0.67	$2.12	$0.60	$0.56	$1.16
Discontinued operations	(0.03)	(0.03)	(0.09)	—	(0.15)	(0.07)	(0.02)	(0.09)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97	$0.53	$0.54	$1.07

Dilutive net income per share:
Income from continuing operations	$0.51	$0.49	$0.45	$0.67	$2.12	$0.60	$0.54	$1.13
Discontinued operations	(0.03)	(0.03)	(0.09)	—	(0.15)	(0.07)	(0.02)	(0.09)
Net income	$0.48	$0.46	$0.36	$0.67	$1.97	$0.53	$0.52	$1.04

Dilutive average common and common equivalent shares outstanding	315.2	318.2	318.6	319.3	317.8	321.3	337.1	329.2

Aon Corporation

Segments  - Reclassification for Discontinued Operations

	2003					2004
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Risk and insurance brokerage services
As reported	$1,356	$1,404	$1,350	$1,488	$5,598	$1,465	$1,433	$2,898
Less: reclassification to discontinued operations	(1)	(1)	(1)	(2)	(5)	(1)	(1)	(2)
As reclassified	1,355	1,403	1,349	1,486	5,593	1,464	1,432	2,896
Consulting	280	292	284	329	1,185	301	305	606
Insurance underwriting	709	692	742	740	2,883	781	805	1,586
Corporate and other	31	40	14	40	125	36	18	54
Intersegment revenues	(12)	(16)	(21)	(19)	(68)	(18)	(16)	(34)
Total	$2,363	$2,411	$2,368	$2,576	$9,718	$2,564	$2,544	$5,108

Income (Loss) Before Income Tax and Minority Interest
Risk and insurance brokerage services
As reported	$235	$180	$191	$239	$845	$242	$212	$454
Less: reclassification to discontinued operations	1	1	1	—	3	1	1	2
As reclassified	236	181	192	239	848	243	213	456
Consulting	21	22	20	47	110	26	28	54
Insurance underwriting	63	64	58	11	196	53	73	126
Corporate and other	(50)	(6)	(28)	61	(23)	(22)	(32)	(54)
Total	$270	$261	$242	$358	$1,131	$300	$282	$582

Income from continuing operations before income tax - margins
Risk and insurance brokerage services
As reported	17.3%	12.8%	14.1%	16.1%	15.1%	16.5%	14.8%	15.7%
As reclassified	17.4%	12.9%	14.2%	16.1%	15.2%	16.6%	14.9%	15.7%
Consulting	7.5%	7.5%	7.0%	14.3%	9.3%	8.6%	9.2%	8.9%
Insurance underwriting	8.9%	9.2%	7.8%	1.5%	6.8%	6.8%	9.1%	7.9%
Total
As reported	11.4%	10.8%	10.2%	13.9%	11.6%	11.7%	11.0%	11.4%
As reclassified	11.4%	10.8%	10.2%	13.9%	11.6%	11.7%	11.1%	11.4%